UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 26, 2008

ADA-ES, INC.

(Exact name of registrant as specified in its charter)

Colorado	000-50216	84-1457385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8100 SouthPark Way, Unit B, Littleton, Colorado	80120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303)734-1727

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 26, 2008 ADA-ES, Inc. (“we”) entered into a Subscription Agreement and privately sold 909,092 shares of our common stock to two institutional accredited investors (the “Investors”) at a price of $7.70 per share, for a total offering price of $7,000,008.40. The net proceeds from the sales are expected to total $6.5 million. Wedbush Morgan Securities, Inc. acted as the lead placement agent for the sales and received a total cash fee of 4.5% of the gross proceeds of the offering as well as reimbursement for certain offering expenses. We paid an additional 2% in commissions to two other placement agents. This private placement was conducted in accordance with Rule 506 of Regulation D of the Securities Act of 1933, as amended. The shares purchased in the offering are restricted securities that may not be resold unless they are registered under the Securities Act or an exemption from registration is available.

As a condition to closing under the Subscription Agreement, ADA-ES entered into a Registration Rights Agreement with the Investors in which it agreed to use its reasonable efforts to prepare and file a registration statement for resales of the shares sold within 20 days after the closing date and cause such statement to become effective within 120 days after that date. The Company also granted the Investors certain “piggyback” registration rights if the Company registers certain other equity securities and certain demand registration rights as part of the transaction. Please see the Registration Rights Agreement filed herewith as Exhibit 10.1 for additional information.

Item 3.02	Unregistered Sale of Equity Securities

Please see the disclosure under Item 1.01 above, which is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On August 28, 2008, ADA-ES, Inc. issued a press release announcing the unregistered sale of equity securities described above. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits

(d)

The following item is filed as an exhibit to this report:

10.1 Registration Rights Agreement dated as of August 26, 2008 among ADA-ES and the Investors.

The following item is furnished as an exhibit to this report:

99.1	Press release, dated August 28, 2008, issued by ADA-ES, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ADA-ES, Inc.
Registrant

Date: August 29, 2008	/s/ Michael D Durham
Michael D Durham
President and Chief Executive Officer